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                                                                   EXHIBIT 10.1



                     (US Facilities Corporation Letterhead)



(Date)


(Name of Optionee)


Re:      STOCK OPTION AGREEMENT


Dear (Name):

US Facilities Corporation (the "Corporation") hereby confirms the grant to you by the Compensation Committee ("Committee") of the Board of Directors of the Corporation ("Board") of an option (the "Option") to purchase a total of (Amount) shares of the Corporation's common stock, par value $0.01 per share ("Common Stock"), at (Price) per share, under the US Facilities Corporation Amended and Restated 1991 Employee Stock Option Plan ("Plan") effective as of
(Date).

Pursuant to the terms of the Plan, the exercise price of (Price) is the fair market value of the Common Stock on the date of the grant.

This Option is intended to be a (non-qualified/incentive) stock option within the meaning of section 422 of the Internal Revenue Code of 1954, as amended (the "Code").

This Option is issued to you subject to the following general terms and conditions, as well as all the terms and conditions of the Plan, a copy of which has been delivered to you and receipt of which is acknowledged by your execution of this Stock Option Agreement:

1. EXERCISABILITY AND TERM OF OPTION. Beginning on (Date), this Option is exercisable, subject to the provisions hereof and of the Plan, with respect to 50% of the total number of shares subject hereto; and on (Date) it shall be exercisable for the remaining 50% of the total number of shares subject hereto. This Option shall expire at the close of business at the principal offices of the Corporation on (Date). Except as otherwise provided in the Plan, the Option shall expire upon the termination of your employment with the Corporation.
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2.   OPTION  SUBJECT TO PLAN.  The  Corporation  and you agree that this  Option shall be subject to all the terms and provisions of the Plan which are applicable to non-qualified stock options, and you agree to abide by and be bound by all rules, regulations and determinations of the Board or the Committee now or hereafter made in connection with the administration of the Plan. This Option is not transferable by you other than by will or by the laws of descent and distribution and is exercisable, during your lifetime, only by you.

3. NO AGREEMENT OF EMPLOYMENT. It is understood that neither the granting of this Option nor any terms or conditions hereof shall constitute or be evidence of any understanding, express or implied, on the part of the Corporation to employ you for any specific period.

4. CONFIDENTIALITY OF INFORMATION. In consideration of the issuance of this Option, you agree not to disclose any trade secret, proprietary information or any other confidential information acquired by you relating to the Corporation or a subsidiary of the Corporation. This obligation will survive the termination of your employment.

5. LAW GOVERNING. This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.

Please indicate your acceptance of this Option and your agreement to the terms on which this Option is granted by signing and returning to the Corporation, attention: Jose A. Velasco, the accompanying copy of this instrument, whereupon this will be a binding agreement between you and the Corporation.

                               Very truly yours,

                               US FACILITIES CORPORATION

                               David L. Cargile
                               Chairman of the Board, President,
                               and Chief Executive Officer


Accepted and agreed as of the date first written above:

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Print Name

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Signature

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Social Security Number
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